Exhibit 1.A.(5)(f)

Prudential                           Pruco Life Insurance Company
                                     Phoenix, Arizona
                                     A Stock Company subsidiary of
                                     The Prudential Insurance Company of America

================================================================================

       Insured  JOHN DOE                                 xxxxx xxx Policy Number
                                                       JUN 4, l986 Contract Date
   Face Amount  $50,000--

Premium Period  LIFE
        Agency  R-NK

================================================================================
     We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

     The Death Benefit will be the Insurance Amount, plus the amount of any extra benefit (unless the contract is in default or there is contract debt). The Death Benefit may be fixed or variable depending on the payment of premiums, the investment experience of the separate account and the level of charges made. But the Insurance Amount will not be less than the face amount. (We describe the Insurance Amount on page 14.)

     The cash value may increase or decrease daily depending on the payment of premiums, the separate account investment experience and the charges made. There is no guaranteed minimum.

     We specify a schedule of premiums. Additional unscheduled premiums may be paid at your option subject to the limitations in the contract.

     Please read this contract with care. A guide to its contents is on the last page. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

     Right to Cancel Contract.--You may return this contract to us within (1) 10 days after you get it, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver the Notice of Withdrawal Right, whichever is latest. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will promptly give you the value of your Contract Fund on the date you return the contract to us. We will also give back any charges we made in accord with this contract.


Signed for Pruco Life Insurance Company
an Arizona Corporation

       /s/ ISABELLE L. KIRCHNER               /s/ DONALD G. SOUTHWELL
               Secretary                             President
              [SPECIMEN]                             [SPECIMEN]


Modified Premium Variable Life Insurance Policy. Insurance payable only upon death. Scheduled premiums payable throughout Insured's lifetime. Provision for optional additional premiums. Cash values reflect premium payments, investment results and charges. Guaranteed death benefit if scheduled premiums duly paid and no contract debtor withdrawals. Increase in face amount at attained age 21 If contract issued at age l4 or lower. Non-participating.

VALA--86

                                  CONTRACT DATA

INSURED'S SEX AND ISSUE AGE     M-35
              INSURED  JOHN DOE                         XX XXX XXX POLICY NUMBER
          FACE AMOUNT  $50,000--                      SEP 10, 1996 CONTRACT DATE

       PREMIUM PERIOD  LIFE

               AGENCY  R-NK 1

          BENEFICIARY  CLASS 1 MARY DOE, WIFE
                       CLASS 2 ROBERT DOE, SON

          FIXED LOAN INTEREST RATE

                            LIST OF CONTRACT MINIMUMS

                     THE MINIMUM UNSCHEDULED PREMIUM IS $25.
                 THE MINIMUM INCREASE IN FACE AMOUNT IS $25,000. THE MINIMUM DECREASE IN FACE AMOUNT IS $10,000.
                       THE MINIMUM FACE AMOUNT IS $50,000.

                             ***** END OF LIST *****

                         LIST OF SUPPLEMENTARY BENEFITS
                                ***** NONE *****

                             SUMMARY OF FACE AMOUNT

                              EFFECTIVE       RATING      CONTRACT CHANGE
               AMOUNT           DATE           CLASS            DATE

INITIAL       $50,000--     SEP 10, 1986     NONSMOKER     SEP 10, 2016

                            *****END OF SUMMARY *****
                              SCHEDULE OF PREMIUMS

PLANNED PAYMENT DATES OF SCHEDULED PREMIUMS OCCUR ON THE CONTRACT DATE AND AT INTERVALS OF 12 MONTHS AFTER THAT DATE.

            SCHEDULED PREMIUMS ARE                          $ 468.00 EACH
               CHANGING ON SEP 10, 2016 TO                  $2903.50 EACH

                           ***** END OF SCHEDULE *****


                      CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3 (86)

                               CONTRACT DATA CONTINUED     POLICY NO. XX XXX XXX

                SCHEDULE OF EXPENSE CHARGES FROM PREMIUM PAYMENTS

FROM EACH PREMIUM PAID WE DEDUCT A PER-PAYMENT PROCESSING CHARGE OF UP TO $2.00.

FROM THE REMAINDER WE DEDUCT A CHARGE OF UP TO 7.5% WHICH IS USED TO PAY FOR SALES CHARGES AND STATE PREMIUM TAXES. AFTER DEDUCTION OF THIS AMOUNT, THE BALANCE IS THE INVESTED PREMIUM AMOUNT (SEE PAGE 14).

                           ***** END OF SCHEDULE *****

              SCHEDULE OF MONTHLY DEDUCTIONS FROM THE CONTRACT FUND

THE MONTHLY ADMINISTRATION CHARGE IS NO MORE THAN $3.50. THE MONTHLY CHARGE TO GUARANTEE THE MINIMUM DEATH BENEFIT IS NO MORE THAN $.50.

                           ***** END OF SCHEDULE *****

                      ***** SCHEDULE ON OTHER CHARGES *****

THERE IS A FEE OF UP TO $15 FOR ANY PARTIAL WITHDRAWAL OR DECREASE IN FACE
AMOUNT.
                          ***** END OF SCHEDULE *****

                      SCHEDULE OF MAXIMUM SURRENDER CHARGES

FOR FULL SURRENDER AT THE END OF THE CONTRACT YEAR INDICATED, THE MAXIMUM CHARGE WE WILL DEDUCT FROM THE CONTRACT FUND IS SHOWN BELOW. FOR SURRENDER OTHER THAN YEAR-END THE AMOUNT OF THE CHARGE WILL REFLECT THE NUMBER OF COMPLETED CONTRACT MONTHS SINCE THE BEGINNING OF THE CONTRACT YEAR (SEE PAGE 17).

    YEAR OF                DEFERRED         DEFERRED UNDERWRITING
   SURRENDER             SALES CHARGES         AND ISSUE CHARGE        TOTAL
   ---------             -------------         ----------------        -----
      1                     $217.00                $250.00            $467.00
      2                     $217.00                $250.00            $467.00
      3                     $217.00                $250.00            $467.00
      4                     $217.00                $250.00            $467.00
      5                     $217.00                $250.00            $467.00
      6                     $173.50                $200.00            $373.50
      7                     $130.00                $150.00            $280.00
      8                      $87.00                $100.00            $187.00
      9                      $43.50                 $50.00             $93.50
     10                       $0.00                  $0.00              $0.00
     11 AND LATER              ZERO                   ZERO               ZERO

                           ***** END OF SCHEDULE *****


                      CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3A (86)

                             CONTRACT DATA CONTINUED       POLICY NO. XX XXX XXX


                       LIST OF SUBACCOUNTS AND PORTFOLIOS

EACH SUBACCOUNT OF THE PRUCO LIFE VARIABLE APPRECIABLE ACCOUNT INVESTS IN A SPECIFIC PORTFOLIO OF THE PRUCO LIFE SERIES FUND. WE SHOW BELOW THE SUBACCOUNTS AND THE FUND PORTFOLIOS THEY INVEST IN.

                                              FUND
SUBACCOUNT                                    PORTFOLIO
----------                                    ---------

MONEY MARKET                                 MONEY MARKET
BOND                                         BOND
COMMON STOCK                                 COMMON STOCK
AGGRESSIVELY MANAGED FLX                     AGGRESSIVELY MANAGED FLX
CONSERVATIVELY MANAGED FLX                   CONSERVATIVELY MANAGED FLX

                             ***** END OF LIST *****

                          LIST OF FIXED ACCOUNT OPTIONS

                                FIXED RATE OPTION

                             ***** END OF LIST *****

              SCHEDULE OF INITIAL ALLOCATION OF NET PREMIUMS

               MONEY MARKET SUBACCOUNT                      25%
               CONSERVATIVELY MANAGED FLX SUBACCOUNT        50%
               FIXED RATE OPTION                            25%

                             ***** END OF LIST *****

SERVICE OFFICE - PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO:

                      PRUCO LIFE INSURANCE COMPANY
                      P.O. BOX XXXX, MINNEAPOLIS, MN XXXXX

PAGE 3B (86)

                                                          POLICY. NO. XX XXX XXX

                                 TABULAR VALUES

WE EXPLAIN THIS TABLE UNDER CONTRACT FUND AND TABULAR VALUES. ACTUAL CONTRACT FUND VALUES AND CASH VALUES MAY BE MORE OR LESS THAN AMOUNT SHOWN (SEE CONTRACT FUND AND CASH VALUE OPTION.)

     END OF               TABULAR                 TABULAR
    CONTRACT              CONTRACT                 CASH
      YEAR                  FUND                   VALUE
      ----                  ----                   -----
       1                    288.00                  0.00
       2                    581.50                114.50
       3                    878.00                411.00
       4                   1178.00                711.00
       5                   1479.60               1012.50

       6                   1782.00               1408.50
       7                   2084.00               1804.00
       8                   2385.00               2198.20
       9                   2683.00               2590.10
      10                   2979.00               2979.00

      11                   3270.50               3270.50
      12                   3556.50               3556.50
      13                   3835.50               3835.50
      14                   4106.50               4106.50
      15                   4367.50               4367.50

      16                   4615.00               4615.00
      17                   4845.00               4845.00
      18                   5053.00               5053.00
      19                   5234.50               5234.50
      20                   5384.00               5384.00

   ATTAINED
     AGE
     ---
      60                   5490.50               5490.50
      62                   5105.00               5105.00
      85                   3750.00               3750.00

TABULAR CASH VALUES ARE THE TABULAR CONTRACT FUND VALUES MINUS A
SURRENDER CHARGE.  WE SHOW ON A PRIOR CONTRACT PAGE WHAT THE
MAXIMUM SURRENDER CHARGE WILL BE.

THE TABULAR CONTRACT FUND VALUES AND TABULAR CASH VALUES SHOWN ARE THE AMOUNTS WHICH WILL APPLY IF ALL SCHEDULED PREMIUMS HAVE BEEN PAID ON THEIR DUE DATES, THERE HAVE BEEN NO UNSCHEDULED PREMIUMS PAID, THERE IS NOT CONTRACT DEBT, THE SUBACCOUNTS AND THE FIXED ACCOUNT OPTIONS YOU HAVE CHOSEN EARN EXACTLY THE ASSUMED RATE OF RETURN AND WE HAVE DEDUCTED THE MAXIMUM MORTALITY CHARGES.


Page 4(86)

                                CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract of life insurance. Premiums are to be paid throughout the Insured's lifetime. We specify a schedule of premiums that will keep the contract in force. Additional premiums may be paid at your option, subject to limits in the contract. The cash value will vary with the payment of premiums, the investment performance of the Separate Account subaccounts that you select, the interest credited to any portion of the contract fund not allocated to the subaccounts, and the mortality and expense charges deducted.

The face amount shown on page 3 is the guaranteed death benefit. The death benefit will not decrease below the guaranteed death benefit if the contract is not in default past its days of grace and there is no contract debt. (We describe on page 9 the way the contract can go into default.) Subject to certain requirements, you may increase or decrease the face amount. If the contract remains in default past its days of grace, the contract may end or it may stay in force with reduced benefits. If either occurs, you may be able to reinstate its full benefits.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the Insured's death, we start with a basic amount. We may adjust that amount if there is a loan or if the contract is in default. The table on page 23 tells what the basic amount is. The amount depends on how the contract is in force. The table will refer you to the parts of the contract that tell you how we adjust the basic amount. If you surrender the contract, the proceeds will be the net cash value. We describe it under Cash Value Option on page 17.

Proceeds often are not taken in one sum. For instance, on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment for the beneficiary. If an option has not been chosen, the beneficiary may be able to choose one. We will pay interest under the Interest Payment Option from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 21. There is no need to ask for it

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, subject to certain limitations and requirements:

o    You may change the beneficiary under it;

o    You may borrow on it up to its loan value;

o    You may surrender it for its net cash value;

o You may change the allocation of future net premiums among the subaccounts and the fixed account;

o    You may transfer amounts among subaccounts and the fixed account;

o    You may change the face amount;

o    You may withdraw a portion of the contract's value.

The contract, as issued, may or may not have extra benefits that we call Supplementary Benefits. If it does, we list them under Supplementary Benefits on the Contract Data pages and describe them after page 24. The contract may or may not have other extra benefits. If it does, we add them by rider. Any extra benefit ends as soon as the contract is in default past its days of grace, unless the form that describes it states otherwise.

                     (Contract Summary Continued on Page 23)

Page 5 (VALA--86)

                               GENERAL PROVISIONS

Definitions.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

We, Our, Us and Company -- Pruco Life Insurance Company, an Arizona Corporation.

You and Your.--The owner of the contract.

Insured.--The person named as the Insured on the first page. He or she need not be the owner.

Example: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

SEC.--The Securities and Exchange Commission.

PLVAA.-- The Pruco Life Variable Appreciable Account.

Issue Date.--The contract date.

Monthly Date.--The contract date and the same day as the contract date in each later month.

Example: If the contract date is March 9, 1986, the Monthly Dates are each March 9, April 9, May 9 and so on.

Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

Example: If the contract date is March 9, 1986, the first anniversary is March 9, 1987. The second is March 9, 1988, and so on.

Contract Year.--A year that starts on the contract date or on an anniversary.

Example: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9, 1987 and ends on March 8, 1988, and so on.

Contract Month.--A month that starts on a Monthly Date.

Example: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8, 1986. The next contract month starts on April 9, 1986 and ends on May 8, 1986, and so on.

Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

The Contract.--This policy, and the attached copy of the initial application together with copies of any subsequent applications to change the policy, and any additional Contract Data pages added to this policy form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who made them; in the absence of fraud they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.

Contract Modifications.--Only a Company officer with the rank or title of Vice President or above may agree to modify this contract, and then only in writing.

Non-participating.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

Service Office.--This is the office that will service this contract. Its mailing address is the one we show on the Contract Data pages, unless we notify you of another one.

Ownership and Control.--Unless we endorse this contract to say otherwise: (1) the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

Suicide Exclusion.--If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid, minus any contract debt and minus any partial withdrawals.

Also, for any increase in the face amount, if the Insured, whether sane or insane, dies by suicide within two years from the effective date of the increase, we will pay, as to the increase in amount, no more than the sum of the scheduled premiums that were due for the increase.

Currency.--Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

Misstatement of Age or Sex.--If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these changes.

The Schedule of Premiums may show that premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date.

                            (Continued on Next Page)

Page 6 (VALA--86)

Incontestability.--Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. There are two exceptions: (1) non-payment of enough premium to provide the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect during the Insured's lifetime for two years from the date it takes effect.

Assignment.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient.

Annual Report.--Each year we will send you a report. It will show: (1) the current death benefit; (2) the investment amount; (3) the amount of the investment amount in each subaccount; (4) the amount in the fixed account; (5) the net cash value; (6) premiums paid, interest credited and monthly charges deducted since the last report; (7) any partial withdrawals since the last report; and (8) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is being continued under extended term insurance.

You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of premium payment assumptions and assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for, and to limit the scope and frequency of such reports.

Increase in Face Amount at Age 21 for Contracts Issued at Age 14 or Lower.--If this contract was issued at age 14 or lower, it shows on page 3 an increase in face amount at attained age 21 which applies if the contract is not then in default beyond its days of grace. Any references in the contract to face amount or death benefit which apply at or after attained age 21 will be based upon the increased face amount, unless otherwise stated.

Payment of Death Claim.--If we settle this contract in one sum as a death claim, we will usually pay the proceeds within 7 days after we receive at our Service Office proof of death and any other information we need to pay the claim. But we have the right to defer paying the excess of the Insurance Amount over the face amount if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

                              BASIS OF COMPUTATION

Mortality Tables Described.--Except as we state in the next paragraph, (1) we base all net premiums and net values to which we refer in this contract on the Insured's issue age and sex and on the length of time since the contract date;
(2) we use the Commissioners 1980 Standard Ordinary Mortality Table; and (3) we use continuous functions based on age last birthday.

For extended insurance, we base net premiums and net values on the Commissioners 1980 Extended Term Insurance Table.

Interest Rate.--For all net premiums and net values to which we refer in this contract we use an effective rate of 4% a year.

Exclusions.--When we compute net values we exclude the value of any Supplementary Benefits and any other extra benefits added by rider to this contract.

Values After 20 Contract Years.--Tabular values not shown on page 4 will be the net level premium reserves, taking into account modified premiums. To compute them, we will use the mortality tables and interest rate we describe above. There will be the same exclusions.

Minimum Legal Values.--The cash, loan and other values in this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.


Pruco Life Insurance Company,

By /s/ Isabella L. Kirchner
           Secretary
           [SPECIMEN]

----------
PLI 207-86
----------


Page 7 (VALA--86)

                        PREMIUM PAYMENT AND REINSTATEMENT

Payment of Premiums.--Premiums may be paid at our Service Office or to any of our authorized representatives. If we are asked to do so, we will give a signed receipt.

Premium payments will in most cases be credited as of the date of receipt, to both the premium account and the contract fund. (See Premium Account, page 9 and Contract Fund, page 14.) Premium credits to the premium account are the full premiums paid with no deductions. Premium credits to the contract fund are the invested premium amounts (see page 14). But in the following cases, to the extent stated, premium payments will be credited as of a date other than the date of receipt:

1. The first scheduled premium is due on the Contract Date. But if the first premium payment is received after the Contract Date, the scheduled portion will be credited to the contract fund and the premium account as of the Contract Date. And any portion of that first premium payment in excess of the first scheduled premium will be credited as of the date of receipt. If the first premium is received before the Contract Date, the entire payment will be credited as of the Contract Date.

2. If a premium payment is received during the 61 day period after the day when a scheduled premium was due and had not yet been paid, here is what we will do. We will determine whether the premium account (see page 9) just before receipt of that payment was a negative amount. If not--that is, if the premium account was zero or higher--the premium payment will be credited as of the date of receipt. But if the premium account was negative, by no more than the scheduled premium on the due date, that portion of the premium payment required to bring the premium account up to zero will be credited to the premium account as of the due date; any remaining portion of the premium payment will be credited to the premium account as of the date of receipt. If the premium account is negative by more than the scheduled premium then due, the premium payment will be credited as of the date of receipt, except in the situation described in 3 below.

3. On each Monthly Date we will determine if the contract is in default. (See Default on page 9.) We will notify you of the minimum payment amount needed to bring the contract out of default. If one or more premium payments are made during the days of grace after that Monthly Date (see Grace Period on page 9), we will credit to the contract fund and the premium account as of the applicable Monthly Dates, such parts of the payments as are needed to end the default status; any remaining part of these premium payments will be credited to the contract fund and premium account as of the date of receipt.

Scheduled Premiums.--We show the amount and frequency of the scheduled premiums in the Schedule of Premiums. The first scheduled premium is due on the contract date. There is no insurance under this contract unless an amount at least equal to the first scheduled premium is paid.

The scheduled premium shown is the minimum required, at the frequency chosen, to continue the contract in full force if all scheduled premiums are paid when due, you make no withdrawals, any interest credited and investment returns are at the assumed rate, mortality and expense charges are at the maximum rate, and any contract debt does not exceed the cash value. An increase in the face amount increases the scheduled premium.

If you wish to pay, on a regular basis, higher premiums than the amount of the scheduled premiums, we will bill you for the higher amount you choose. Or if you wish, you may from time to time make a smaller premium payment than the amount of the scheduled premium, subject to the minimum premium amount shown on page 3.

If scheduled premiums that are due are not paid, or if smaller payments are made, the contract may then or at some future time go into default. Payment of less than the scheduled premium increases the risk that the contract will end if investment results are not favorable. The conditions under which default will exist are described below.

Unscheduled Premiums.--Except as we state in the next paragraph, unscheduled premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond its days of grace. We show on page 3 the minimum premium we will accept. We have the right to limit unscheduled premiums to a total of $10,000 in any contract year.

We have the right to refuse any payment that increases the basic amount by more than it increases the contract fund.

Premium Change on Contract Change Date(s).--We show the Contract Change Date(s) in the Contract Data pages. We also show in the Schedule of Premiums on these pages that the amount of each scheduled premium will change on each Contract Change Date and what the new premium will be. However, when a Contract Change Date arrives we will recompute a new premium amount to be used in calculating the premium account. The new premium that we recompute will be no greater than the new premium for that date which we show in the Contract Data pages. In addition, if the premium account is less than zero, we will set the premium account to zero.

                            (Continued on Next Page)


Page 8 (VALA--86)

The Schedule of Premiums may also show that the premium changes at other times. This may occur, for example, with a contract issued with extra benefits or in an extra rating class if, in either case, this calls for a higher or extra premium for a limited period of time.

Allocations.--You may allocate all or a part of your invested premium amount to one or more of the subaccounts and fixed account option(s) listed in the Contract Data pages. You may choose to allocate nothing to a particular subaccount or fixed account option. But any allocation you make must be at least 10%; you may not choose a fractional percent.

Example: You may choose a percentage of 0, or 100, or 10, 11, 12, and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any percentage that is not a whole number. The total for all subaccounts must be 100%.

The initial allocation of invested premium amounts (see page 14) is shown in the Contract Data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To do so, you must notify us in writing in a form that meets our needs. The change will take effect on the date we receive your notice at our Service Office.

A premium might be paid when the contract fund is less than zero. In that case, when we receive that premium, we first use as much of the invested premium amount as we need to eliminate the deficit in the contract fund. We will then allocate any remainder of the invested premium amount in accord with your most recent request. (We describe contract fund on page 14).

Default.--Unless the contract is already in the grace period, on each Monthly Date, after we deduct any charges from the contract fund (which we describe on page 14) and add any credits to it, we will determine whether the contract is in default. To do so, we will compute the amount which will accrue to the tabular contract fund on the next Monthly Date if, during the current contract month:
(1) any interest credited and investment returns are at the assumed rate (see Assumed Rate of Return on page 13); (2) we make the other charges and credits we have set, including interest on contract debt; and (3) we receive no premiums or loan repayments, make no loans nor grant any partial withdrawals. We will compare this amount to the contract fund. If this amount is not more than the contract fund, the contract is not in default. If this amount is more than the contract fund, the difference is the fund deficit. In this case the contract is in default if the premium account, which we define below, is also less than zero. See Excess Contract Debt on page 19 for another way the contract may end.

Grace Period.--The days of grace begin on any monthly date (other than the contract date) on which the contract goes into default. We grant 61 days from the date we mail you a notice of default to make the required payment which we define below. During the days of grace we will continue to accept premiums and make the charges we have set. If the monthly date was a scheduled premium due date, when we receive a premium payment during the days of grace we will first determine whether it satisfies case 2 under Payment of Premiums above. If it does, the default will end. If it does not, or if the monthly date when the contract went into default was not a scheduled premium due date, here is what we will do:

Within 30 days after any default we will send you a notice that your contract is in default. We will indicate the minimum payment required to keep your contract in force and the length of the grace period for payment of such amount.

If at any time during the days of grace, we have received payments that in total are at least equal to the lesser of (a) the sum of the fund deficit on the date of default and any additional fund deficits on any subsequent Monthly Dates since the date of default, and (b) the sum of the amount by which the premium account is negative on the date of default and any scheduled premiums due since the date of default, the default will end.

If the contract is still in default when the days of grace are over, it will end and have no value, except as we state under Contract Value Options (which we describe on page 16).

If death occurs when the contract is in default during its days of grace, the death benefit proceeds will be reduced by the amount needed to bring the contract out of default.

This contract might have an extra benefit that insures someone other than the Insured. And there might be a claim under that benefit while the Insured is living and in the days of grace while the contract is in default. In this case, we will subtract the amount needed to bring the contract out of default when we settle the claim.

Premium Account.--On the contract date, the premium account is equal to the premium credited on that date minus the scheduled premium then due. On any other day, the premium account is equal to:

1.   what it was on the prior day; plus

2. if the premium account was greater than zero on the prior day, interest on the excess at 4% a year; minus

3. if the premium account was less than zero on the prior day, interest on the amount of the deficit at 4% a year; plus

4.   any premium credited on that day; minus

5.   any scheduled premium due on that day; minus

6.   any partial withdrawals on that day.

                            (Continued on Next Page)

Page 9 (VALA--86)

The contract might be in default, as described above. If so, the premium account is less than zero. If a premium payment is received on any day during the days of grace while the contract is in default and the premium account is negative by no more than one scheduled premium, that payment, to the extent that it is required to bring the premium account up to zero, will, as we describe under Payment of Premiums above, be credited to the premium account as of the Monthly Date when the scheduled premium was due, whether that date is the date of default or a subsequent Monthly Date. Any remaining portion of the premium payment will be credited as of the actual date of receipt. In this case the premium account for all days from the monthly date to the actual date of receipt will be recalculated.

Reinstatement.--If this contract is still in default after the last day of grace, you may reinstate it, if all these conditions are met:

1.   No more than three years must have elapsed since the date of default.

2.   You must not have surrendered the contract for its net cash value.

3. You must give us any facts we need to satisfy us that the insured is insurable for the contract.

4. We must be paid a premium at least equal to the amount required to bring the premium account up to zero on the first Monthly Date on which a scheduled premium is due after the date of reinstatement. From this amount we will deduct the expense charges from premium payments described in the Contract Data pages, plus any charges with 4% interest for any extra benefits, plus any other charges with 4% interest. The contract fund will be equal to the remainder, plus the cash value of the contract immediately before reinstatement, plus a refund of that part of any surrender charge deducted at the time of default which would be charged if the contract were surrendered immediately after reinstatement.

     If we approve, you may be able to reinstate the contract for a premium less than that described above. We will deduct the same charges and adjust the contract fund in the same manner. If you do so, the premium account will be less than zero. You may need to pay more than the scheduled premiums to guarantee that the contract will not go into default at some future time.

5. If before reinstatement the contract is in force as reduced paid-up insurance (see page 16), any contract debt under reduced paid-up insurance must be repaid with interest or carried over to the reinstated contract.

If we approve the reinstatement, these statements apply. The date of reinstatement will be the date of your request or the date the required premium is paid, if later. And we will start to make daily and monthly charges and credits again as of the date of reinstatement.

                CHANGING THE FACE AMOUNT AND PARTIAL WITHDRAWALS

Face Amount.--The face amount is shown on page 3. It will change if (1) you increase or decrease it, or (2) you make a partial withdrawal.

Increase in Face Amount.--After the first contract year, you may be able to increase the face amount once each contract year. Your right to do so is subject to all these conditions and the paragraph that follows:

1. You must ask for the increase in writing and in a form that meets our needs; if you are not the Insured and the Insured is age 8 or over, he or she must sign the form too.

2. The amount of the increase must be at least equal to the minimum increase in face amount, which we show on page 3.


                            (Continued on Next Page)


Page 10 (VALA--86)

3. You must give us any facts we need to satisfy us that the Insured is insurable for the amount of the increase.

4.   If we ask you to do so, you must send us the contract to be endorsed.

5.   The contract must not be in default.

6. We must not have changed the basis on which benefits and charges are calculated under newly issued contracts since the Issue Date.

7.   You must make any required payment.

8. The insured must be eligible for the same rating class and benefits as shown on page 3.

9. We must not be waiving premiums in accord with any Waiver of Premium benefit that may be included in the contract.

An increase will take effect only if we approve your request for it at our Service Office. If the increase is approved, we will recompute the contract's scheduled premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. We will send you new Contract Data pages showing the amount and effective date of the increase and the recomputed values. If the insured is not living on the effective date, the increase will not take effect.

Decrease in Face Amount.--After the first contract year, you may be able to decrease the face amount. Your right to do so is subject to all these conditions and the paragraphs that follow:

1. You must ask for the decrease in writing and in a form that meets our needs.

2. The amount of the decrease must be at least equal to the minimum decrease in face amount, which we show on page 3.

3. The face amount after the decrease must be at least equal to the minimum face amount, which we show on page 3.

4.   It we ask you to do so, you must send us the contract to be endorsed.

A decrease will take effect only if we approve your request for it at our Service Office. If the decrease is approved, we will recompute the contract's scheduled premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. A decrease in face amount may also effect the amount of any extra benefits this contract might have. We will send you new Contract Data pages showing the amount and effective date of the decrease and the recomputed values. If the Insured is not living on the effective date, the decrease will not take effect.

We may deduct an administrative fee of up to $15.00, and a proportionate part of any then applicable surrender charge from the contract fund.

Partial Withdrawals.--After the first contract year, you may be able to make partial withdrawals from the contract. Your right to do so is subject to all these conditions and the paragraphs that follow:

1. You must ask for the partial withdrawal in writing and in a form that meets our needs.

2. The amount withdrawn, plus the net cash value after withdrawal, may not be more than the net cash value before withdrawal.

3. The cash value after withdrawal must not be less than the tabular cash value for the new face amount.

4.   The amount you withdraw must be at least $2,000.

5.   You may make up to four partial withdrawals in any contract year.

6. The face amount after the partial withdrawal must be at least equal to the minimum face amount, which we show on page 3.

7.   If we ask you to do so, you must send us the contract to be endorsed.

We may deduct an administrative fee of up to $15.00, and a proportionate part of any then applicable surrender charge, based on the reduction in the face amount described below, from the contract fund.

We will decrease the face amount by the amount of the withdrawal. We will recompute the contract's scheduled premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. The decrease in face amount may also affect the amount of any extra benefit this contract might have. We will send you new Contract Data pages showing the recomputed values.

We will usually pay any partial withdrawal within seven days after we receive your request and, if we request it, the contract at our Service Office. But we have the right to deter paying the portion of the proceeds that is to come from the portion of the contract fund in the PLVAA if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

An amount withdrawn may not be repaid, except as an unscheduled premium subject to charges.

We will tell you how much you may withdraw if you ask us.

Page 11 (VALA--86)

                                SEPARATE ACCOUNT

The Separate Account.--The words separate account, where we use them in this contract without qualification, mean the Pruco Life Variable Appreciable Account (PLVAA) and any other separate account that we establish. PLVAA is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

We established PLVAA to support variable life insurance contracts. We own the assets of this separate account: we keep them separate from the assets of our general account.

Subaccounts.--A separate account may have several subaccounts. We list the subaccounts in the Contract Data pages. You determine, using percentages, how invested premium amounts will be allocated among the subaccounts. We may establish additional subaccounts.

The Fund.--The word fund, where we use it in this contract without qualification, means the fund we identify in the Contract Data pages. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios; there is a portfolio that corresponds to each of the subaccounts of PLVAA. We list these portfolios in the Contract Data pages.

Separate Account Investments.--We use the assets of PLVAA to buy shares in the fund. Each subaccount of PLVAA is invested in a specific portfolio. Income and realized and unrealized gains and losses from assets in each of these subaccounts are credited to, or charged against, that subaccount. This is without regard to income, gains, or losses in our other investment accounts.

We will determine the value of the assets in PLVAA at the end of each business day. When we use the term business day, we mean a day when the New York Stock Exchange is open for trading. We might need to know the value of an asset on a day that is not a business day or on which trading in that asset does not take place. In this case, we will use the value of that asset as of the end of the last prior business day on which trading took place.

Example: It we need to know the value of an asset on a Sunday, we will normally use the value of the asset as of the end of business on Friday.

We will always keep assets in the separate account with a total value at least equal to the amount of the investment amounts under contracts like this one. To the extent those assets do not exceed this amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over this amount in any way we choose.

If we create additional separate accounts, we may invest the assets in them in a different way. But we will do so only with the consent of the SEC and, where required, of the insurance regulator where this contract is delivered.

Change in Investment Policy.--A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change. Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may transfer to the Fixed Account any amounts in the subaccount investing in that portfolio.

Change of Fund.--A portfolio of the fund might, in our judgment, become unsuitable for investment by a subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the fund, or to invest in a fund other than the one we show in the Contract Data pages. But we would first seek the consent of the SEC and, where required, the insurance regulator where this contract is delivered.

                                  FIXED ACCOUNT

The Fixed Account.--If you choose, you may allocate all or part of your invested premium amount to the fixed account. The fixed account is funded by the general account of Pruco Life. The fixed account is credited with interest as described under Guaranteed Interest and Excess Interest on page 14.

Fixed Account Options.--We may have more than one fixed account option. We list the fixed account option(s) in the Contract Data pages.


Page 12 (VALA--86)

                                   TRANSFERS

Transfers Among Subaccounts and into the Fixed Account.--You may transfer amounts among subaccounts of PLVAA and into the Fixed Account as often as four times in a contract year if the contract is not in default or if the contract is being continued under the reduced paid up option. In addition, at any time within the first two contract years, or within two years of the effective date of any increase, the entire amount in all subaccounts may be transferred to the fixed account. If we establish new separate accounts, transfers into or out of these separate accounts will be allowed only with our consent. To make a transfer, you must notify us in writing in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service Office.

Transfers Among Fixed Account Options and into the Subaccounts.--You may transfer amounts among the available Fixed Account Options and into the subaccounts only with our consent.

                  INVESTMENT AMOUNT AND ASSUMED RATE OF RETURN

Investment Amount.--The investment amount for this contract is an amount we use to compute the investment return. The investment amount is allocated among the subaccounts. The amount of the investment amount and its allocation to subaccounts depend on (1) how you choose to allocate net premiums; (2) whether or not you transfer amounts among subaccounts and the fixed account; (3) the investment performance of the subaccounts to which amounts are allocated or transferred; (4) the deductions we make from the contract fund; (5) the amount and timing of premium payments you make; (6) whether or not you take any loan; and (7) whether or not you make any partial withdrawals or change the face amount. The investment amount exists only if the contract is not in default past the days of grace or if it is being continued as reduced paid-up insurance.

The investment amount at any time is equal to the contract fund, minus the amount of any contract loan and interest accrued on the loan since the last transaction date, minus the amount in the Fixed Account.

Assumed Rate of Return.--The assumed rate of return is an effective rate of 4% a year. This is the same as .01074598% a day compounded daily.


Page 13 (VALA--86)

                                INSURANCE AMOUNT

The insurance amount on any date is equal to the greater of (1) the face amount, which we show on the page 3, plus any excess of the contract fund over the tabular contract fund, and (2) the contract fund divided by the net single premium per $1 at the insured's attained age on that date.

                                  CONTRACT FUND

Contract Fund Defined.--On the contract date the contract fund is equal to the invested premium amounts credited (see below), minus any of the charges described in items (g) through (m) below which may have been due on that date. On any day after that the contract fund is equal to what it was on the previous day, plus any invested premium amounts credited, plus these items:

     (a) any increase due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

     (b) guaranteed interest at an effective rate of 4% a year on that portion of the contract fund that is not in the investment amount; and

     (c) any excess interest on that portion of the contract fund that is not in the investment amount;

and minus these items:

     (d) any decrease due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

     (e) a charge against the investment amount at a rate of not more than .00163894% a day (.60% a year) for mortality and expense risks that we assume;

     (f) any amount charged against the investment amount for Federal or State income taxes;

     (g)  a charge to guarantee the minimum death benefit;

     (h)  a charge for the cost of expected mortality;

     (i)  any charges for extra rating class;

     (j)  any charges for extra benefits;

     (k)  any charge for administration;

     (l)  any partial withdrawals; and

     (m) any surrender charges and administrative charges that may result from a partial withdrawal or a decrease in face amount.

We describe under Reinstatement on page 10 what the contract fund will be equal to on any reinstatement date.

There is no contract fund for a contract in force under extended insurance.

Invested Premium Amount.--This is the portion of each premium paid that we will add to the contract fund. It is equal to the premium paid minus the expense charges described in the Contract Data pages under Schedule of Expense Charges from Premium Payments.

Guaranteed Interest.--We will credit interest each day on that portion of the contract fund not in the investment amount. We will credit .01074598% a day, which is equivalent to an effective rate of 4% a year.

Excess Interest.--We may credit interest in addition to the guaranteed interest on that portion of the contract fund not in the investment amount. The rate of any excess interest will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund not in the investment amount. We may from time to time guarantee rates of excess interest on some portions of the contract fund.

Cost of Expected Mortality.--On each Monthly Date, we will deduct a charge for the cost of expected mortality. The amount deducted is computed as the annual mortality rate multiplied by the coverage amount. The coverage amount is the difference between the adjusted death benefit and the adjusted contract fund. The adjusted death benefit is equal to the Insurance Amount multiplied by the Factor for Adjusting the Insurance Amount (see Table of Adjustment Factors). If the insurance amount equals the face amount, the adjusted contract fund is equal to the tabular contract fund at the end of the month plus the excess, positive or negative, of the actual contract fund, after deduction of any charges due on the Monthly Date, over the tabular contract fund at the beginning of the month, all multiplied by the Factor for Adjusting the Contract Fund. If the insurance amount exceeds the face amount, the adjusted contract fund is equal to the net single premium at the end of the month for the insurance amount on the Monthly Date, all multiplied by the Factor for Adjusting the Contract Fund. The adjustment factors depend on the month as shown in the table that follows.

                            (Continued on Next Page)

Page 14 (VALA--86)

We will not charge more than the maximum guaranteed rates, which are based on the Insured's sex and attained age and the mortality table described in the Basis of Computation. We may charge less. At least once every five years, but not more often than once a year, we will consider the need to change the rates. We will change them only if we do so for all contracts like this one dated in the same year as this one.

Charge for Extra Rating Class.--If there is an extra charge because of the rating class of the Insured, we will deduct it from the contract fund at the beginning of each contract month. Any charge is included in the amount shown in the Contract Data pages under Schedule of Monthly Deductions from the Contract Fund.

Charge for Extra Benefits.--If the contract has extra benefits, we will deduct the charges for such benefits from the contract fund at the beginning of each contract month. Charges for any such extra benefits are included in the amount shown in the Contract Data pages under Schedule of Monthly Deductions from Contract Fund.

Charges for Administration and Minimum Death Benefit Guarantee.--On each monthly date, we will deduct a charge for administration. We will also deduct a charge for guaranteeing the minimum death benefit regardless of the investment performance of the separate account. We show the amount of these charges in the Contract Data pages under Schedule of Monthly Deductions from the Contract Fund.

--------------------------------------------------------------------------------
                           TABLE OF ADJUSTMENT FACTORS
--------------------------------------------------------------------------------
                          Factor for Adjusting             Factor for Adjusting
        Month             the Insurance Amount              the Contract Fund

       February               .076597042                        .076481870
A month with 30 days          .082059446                        .081927252
A month with 31 days          .084790207                        .084649064

--------------------------------------------------------------------------------


Page 15 (VALA-86)

                             CONTRACT VALUE OPTIONS

Benefit After the Grace Period.--If the contract is in default beyond its days of grace, we will use any net cash value (which we describe under Cash Value Option) to keep the contract in force as one of two kinds of insurance. One kind is extended insurance. The second kind is reduced paid-up insurance. We describe each below. You will find under Automatic Benefit which kind it will be. Any extra benefit(s) will end as soon as the contract is in default past its days of grace, unless the form that describes the extra benefit states otherwise.

Extended Insurance.--This will be term insurance of a fixed amount on the Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.

The amount of term insurance will be the death benefit on the day of default, minus any part of that death benefit which was provided by extra benefits. The term is a period of time that will start on the day the contract went into default. The length of the term will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

There may be extra days of term insurance. This will occur if, on the day the contract goes into default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days the contract was in force before the default began, if less. The number of extra days will be (1) 90, or the number of days the contract was in force before the default began, if less, minus (2) the number of days of extended insurance that would be provided by the net cash value if there were no contract debt. The extra days, if any. start on the day after the last day of term insurance provided by the net cash value, if any. If there is no such term insurance, the extra days start on the day the contract goes into default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or you surrender the contract before the extra days start.

Reduced Paid-up Insurance.--This will be paid-up variable life insurance on the Insured's life. The death benefit may change from day to day, as we explain below, but if there is no contract debt, it will not be less than a minimum guaranteed amount. There will be cash values and loan values.

The minimum guaranteed amount of insurance will be computed by using the net cash value at the net single premium rate determined as of the day the contract went into default. The net single premium rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount payable in the event of death thereafter will be the greater of (a) the minimum guaranteed amount and (b) the contract fund divided by the net single premium per $1 at the Insured's attained age. In either case the amount will be adjusted for any contract debt.

Except when it is provided as the automatic benefit, (see below), the reduced paid-up insurance option will be available only when the guaranteed death benefit under the option will be $5000 or more.

If we issued the contract in a rating class for which we do not provide extended insurance, you may not allocate the contract fund of the reduced paid-up insurance to any subaccount without our consent.

Computations.--We will make all computations for either of these benefits as of the date the contract goes into default. But we will consider any loan you take out or pay back or any premium payments or partial withdrawals you make in the days of grace.

Automatic Benefit.--When the contract is in default, it will stay in force as extended insurance. But it will stay in force as reduced paid-up insurance if either of these statements applies: (1) We issued the contract in a rating class for which we do not provide extended insurance; in this case the phrase No Extended Insurance is in the Rating Class in the Contract Data pages. (2) The amount of reduced paid-up insurance would be at least as great as the amount of extended term insurance.

Optional Benefit.--You may choose to replace any extended insurance that has a net cash value by reduced paid-up insurance. To make this choice, you must do so in writing to us in a form that meets our needs, not more than three months after the date the contract goes into default. You must also send the contract to us to be endorsed.

                            (Continued on Next Page)

Page 16 (VALA--86)

Cash Value Option.--You may surrender this contract for its net cash value. The net cash value at any time is the cash value at that time, less any contract debt. To surrender this contract, you must ask us in writing in a form that meets our needs. You must also send the contract to us. Here is how we will compute the cash value for surrender of the contract or for its continuation under extended insurance or reduced paid-up insurance.

1. If the contract is not in default: The cash value on surrender is the contract fund, minus any surrender charge, consisting of a deferred sales charge and a deferred underwriting and issue charge. The schedule of Maximum Surrender Charges for this contract is in the Contract Data pages.

2. If the contract is in default during its days of grace: We will compute the net cash value as of the date the contract went into default. But we will adjust this value for any loan you take out or pay back, and any premium payments, partial withdrawals or decreases in face amount you make in the days of grace.

3. If the contract is in default beyond its days of grace: The net cash value as of any date will be the net value on that date of any extended insurance benefit then in force. Or it will be the net value on that date of any reduced paid-up insurance benefit then in force, less any contract debt.

Within 30 days after a contract anniversary, the net cash value of any extended insurance will not be less than the value on that anniversary.

We will usually pay any cash value within seven days after we receive your request and the contract at our Service Office. But we have the right to defer paying the portion of the proceeds that is to come from the portion of the contract fund in the PLVAA if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

Tabular Values.--We show tabular contract fund values and tabular cash values at the end of contract years in the Contract Data pages. The tabular contract fund at the end of any contract year is the amount which will then be in the contract fund if all scheduled premiums have been paid on their due dates, there have been no unscheduled premiums paid, there is no contract debt, the subaccounts you have chosen earn exactly the assumed rate of return, we have credited no excess interest, and we have deducted the maximum mortality and expense charges. The tabular cash values are the amounts which, under the same conditions, will then be used to provide extended insurance or reduced paid-up insurance or will be paid in cash, if the maximum surrender charges are applied. The tabular cash value shown is equal to the tabular contract fund value as of the same date after deducting any surrender charges (at the maximum rate) from the tabular contract fund value. (See Cash Value Option above.)

If we need to compute tabular values at some time during a contract year, we will count the time since the start of the year. We will let you know the tabular values for other durations if you ask for them.


Page 17 (VALA--86)

                                      LOANS

Loan Requirements.--After the first anniversary, you may borrow from us on the contract. All these conditions must be met:

1.   The Insured is living.

2.   The contract is in force other than as extended insurance.

3. The contract debt will not be more than the loan value. (We explain these terms below.)

4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

5. Except when used to pay premiums on this contract, the amount you borrow at anyone time must be at least $500.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Contract Debt.--Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Value.--You may borrow any amount up to the difference between the loan value and any existing contract debt. At any time the loan value is 90% of the cash value.

There is one exception. If the contract is in default, the loan value during the days of grace is what it was on the date of default.

Example 1: Suppose the contract has a loan value of $6,000. About eight months ago you borrowed $1,500. By now there is interest of $55 charged but not yet due. The contract debt is now $1,555, which is made up of the $1,500 loan and the $55 interest.

Example 2: Suppose, in example 1, you want to borrow all that you can. We will lend you $4,445 which is the difference between the $6,000 loan value and the $1,555 contract debt. This will increase the contract debt to $6,000. We will add the new amount borrowed to the existing loan and will charge interest on it, too.

Interest Charge.--You may select either the Fixed Loan Rate Option or the Variable Loan Rate Option. Both are described below. We show on page 3 the option you have selected. You may request a change to the loan rate option at anytime. If we agree, we will tell you the effective date of the change.

Fixed Loan Rate Option.--We charge interest daily on any loan at the effective rate of 5 1/2% a year. Interest is due on each contract anniversary, or when the loan is paid back if that comes first. If interest is not paid when due. it becomes part of the loan. Then we start to charge interest on it, too.

Example 3: Suppose the contract date is in 1987. Six months before the anniversary in 1996 you borrow $1,600 out of a $4,000 loan value. We charge
5 1/2% a year. Three months later, but still three months before the anniversary, we will have charged about $22 interest. This amount will be a few cents more or less than $22 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,600. The contract debt will be $1,622, since contract debt includes interest charged but not yet due.

On the anniversary in 1996 we will have charged about $44 interest. The interest will then be due.

Example 4: Suppose the $44 interest in example 3 was paid on the anniversary. The loan and contract debt each became $1,600 right after the payment.

Example 5: Suppose the $44 interest in example 3 was not paid on the anniversary. The interest became part of the loan, and we began to charge interest on it, too. The loan and contract debt each became $1,644.

Variable Loan Rate Option.--We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back it that comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

The loan interest rate is the annual rate we set from time to time. The rate will never be greater than is permitted by law. It will change only on a contract anniversary.

Before the start of each contract year, we will determine the loan interest rate we can charge for that contract year.

To do this, we will first find the rate that is the greater of (1) The Published Monthly Average (which we describe below) for the calendar month ending two months before the calendar month of the contract anniversary; and (2) 5%.

If that greater rate is at least 1/2% more than the loan interest rate we had set for the current contract year, we have the right to increase the loan interest rate by at least 1/2%, up to that greater rate. If it is at least 4% less, we will decrease the loan interest rate to be no more than the greater rate. We will not change the loan interest rate by less than 1/2%.


                            (Continued on Next Page)

Page 18 (VALA--86)

When you make a loan we will tell you the initial interest rate for the loan. We will send you a notice it there is to be an increase in the rate.

The Published Monthly Average means:

1. Moody's Corporate Bond Yield Average--Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service; or

2. If that average is no longer published, a substantially similar average, established by the insurance regulator where this contract is delivered.

Repayment.--All or part of any contract debt may be paid back at any time while the Insured is living. When we settle the contract, any contract debt is due us. If there is contract debt at the end of the last day of grace when the contract is in default, it will be deducted from the cash value to determine the net cash value. We will make this adjustment so that the proceeds will not include the amount of that debt.

Effect of a Loan.--When you take a loan, the amount of the loan continues to be a part of the contract fund and continues to be credited with interest at the guaranteed rate of 4% a year. If you have selected the Variable Loan Rate Option, we will credit excess interest at an effective rate of not less than the loan interest rate for the contract year less 5 1/2%. However, we will reduce the portion of the contract fund allocated to the separate account and the fixed account by the amount you borrow, and by loan interest that becomes part of the loan because it is not paid when due.

On each transaction date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the fixed account and the separate account by interest credits accrued on the loan since the last transaction date. When you repay part or all of a loan we will increase the portion of the contract fund in the separate account and the fixed account by the amount of loan you repay, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the separate account and the fixed account by loan interest that is paid before we make it part of the loan.

Only the amount of the investment amount will reject the investment results of the subaccounts. Since the amount you borrow is removed from the portion of the contract fund allocated to the separate account and the fixed account, a loan may have a permanent effect on the net cash value of this contract and also on any death benefit in excess of the guaranteed death benefit. The longer the loan is outstanding, the greater this effect is likely to be.

Excess Contract Debt.--If contract debt ever becomes equal to or more than the cash value, all the contract's benefits will end 61 days after we mail a notice to you and any assignee of whom we know. Also. we may send a notice to the Insured's last known address. In the notice we will state the amount that, if paid to us, will keep the contract's benefits from ending for a limited time.

Postponement of Loan.--We will usually make a loan within seven days after we receive your request at our Service Office. But we have the right to defer making the portion of the loan that is to come from the portion of the contract fund in the PLVAA if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds of a loan for up to six months, unless it will be used to pay premiums on this or other contracts with us.

Page 19 (VALA--86)

                               SETTLEMENT OPTIONS

Payee Defined.--In these provisions and under the Automatic Mode of Settlement, the word Payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

Choosing an Option.--A Payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue later on this page.

In some cases, a Payee will need our consent to choose an option. We describe these cases under Conditions.

Options Described.--Here are the options we offer. We may also consent to other arrangements.

Life Income Option.--We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for a 10-year period (10-Year Certain). The amount of each payment will be based on the Life Income Option Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. That person must be a Payee. But if a choice is made more than two years after the Insured's death, we may use the Life Income Option payment rates in individual annuity contracts or life insurance contracts we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in contracts we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. If on the due date of the first payment under this option, we have declared a higher payment rate under the option, we will base the payments on that higher rate.

Interest Payment Option.--We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually, $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

Supplemental Life Annuity Option.--Any Payee may choose to receive all or part of the proceeds of this contract in the form of payments like those of any annuity or life annuity we then regularly issue. But that annuity must (1) be based on United States currency; (2) be bought by a single sum; (3) not provide for dividends; and (4) not normally provide for deferral of the first payment. For purposes of this option only, the words we, our and us include our parent company, The Prudential Insurance Company of America, which has agreed to make settlements under this option.

The payment will be at least what we would pay under the chosen kind of annuity with its first payment due on its contract date.

The phrase regularly issue does not include contracts that are used to qualify for special federal income tax treatment as a retirement plan unless this contract has been issued as part of such a plan. At least one of the persons on whose life this Option is based must be a Payee. We must have proof of the date of birth of any person on whose life the option is based. This Option cannot be chosen more than 30 days before the due date of the first payment. On request, we will quote the payment that would apply for any amount placed under the option at that time.

First Payment Due Date.--Unless a different date is stated when the option is chosen: (1) the first payment for the Interest Payment Option will be due at the end of the chosen payment interval; and (2) the first payment for any of the other options will be due on the date the option takes effect.

Residue Described. For the Life Income Option and the Supplemental Life Annuity Option, residue on any date means the then present value of any unpaid payments certain. For the Life Income Option, we will compute it at an effective interest rate of 3 1/2% a year. But we will use the interest rate we used to compute the actual Life Income Option payments if they were not based on the table in this contract. For the Supplemental Life Annuity Option, we will use the interest rate we would use for the chosen kind of annuity with the same provisions as to withdrawal.

For the Interest Payment Option, residue on any date means any unpaid balance with interest to that date.

For the Life Income Option and the Supplemental Life Annuity Option, residue does not include the value of any payment that may become due after the certain period.

Withdrawal of Residue.--Unless otherwise stated when the option is chosen: (1) under the Life Income Option and the Supplemental Life Annuity Option the residue may be withdrawn; and (2) under the Interest Payment Option all, or any part not less than $100, of the residue may be withdrawn. If the Interest Payment Option residue is reduced to less than $1,000, we have the right to pay it in one sum. Under the Life Income Option and the Supplemental Life Annuity Option, withdrawal of the residue will not affect any payments that may become doe after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

                            (Continued on Next Page)

Page 20 (VALA--86)

Designating Contingent Payee(s)--A Payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at the Payee's death. This may be done only if (1) the Payee has the full right to withdraw the residue; or (2) the residue would otherwise have been payable to that Payee's estate at death.

A payee who has the right may choose, or change the choice of, an option for all or part of the residue. In some cases, the Payee will need our consent to choose or change an option. We describe these cases under Conditions.

Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the Payee who made the request is not living when we file it.

Changing Options.--A Payee under the Interest Payment Option may choose another option for any sum that the Payee could withdraw on the date the chosen option is to start. That date may be before the date the Payee makes the choice only if we consent. In some cases, the Payee will need our consent to choose or change an option. We describe these cases next.

Conditions.--Under any of these conditions, our consent is needed for an option to be used for any person:

1. The person is not a natural person who will be paid in his or her own right.

2.   The person will be paid as assignee.

3. The amount to be held for the person under the Interest Payment Option is less than $1,000. But we will hold any amount for at least one year in accord with the Automatic Mode of Settlement.

4.   Each payment to the person under the option would be less than $20.

5.   The option is for residue arising other than at (a) the Insured's death, or
     (b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

Death of Payee.--If a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.

                          AUTOMATIC MODE OF SETTLEMENT

Applicability.--These provisions apply to proceeds arising from the Insured's death and payable in one sum to a Payee who is a beneficiary. They do not apply to any periodic payment.

Interest on Proceeds.--We will hold the proceeds at interest under Interest Payment Option of the Settlement Options provision. The Payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if (1) the Payee is not a natural person who will be paid in his or her own right; (2) the Payee will be paid as assignee; or (3) the original amount we hold under Interest Payment Option for the Payee is less than $1,000.

Settlement at Payee's Death.--If the Payee dies and leaves an Interest Payment Option residue, we will honor any contingent payee provision then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds that produced the Interest Payment Option residue if the Insured had not died until immediately after the Payee died. Then we will pay the residue in one sum to such other beneficiary(ies}, in accord with that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the Payee.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the Insured died. Jane later died without having chosen an option or naming someone other than Paul and John as contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one of them is living then, and if the contract called for payment to the survivor of them, we owe him the residue. It neither of them is living then, we owe Jane's estate.

Spendthrift and Creditor.--A beneficiary or contingent payee may not, at or after the Insured's death, assign, transfer, or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor of any beneficiary or contingent payee.


Page 21 (VALA-86)

                            LIFE INCOME OPTION TABLE
                                 10-YEAR CERTAIN

--------------------------------------------------------------------------------
          MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST
                               PAYABLE IMMEDIATELY

--------------------------------
  AGE
  LAST
BIRTHDAY        Male      Female
--------------------------------
   10          $3.18      $3.11
and under
     11         3.19       3.12
     12         3.20       3.13
     13         3.21       3.14
     14         3.22       3.15

     15         3.24       3.16
     16         3.25       3.17
     17         3.27       3.19
     18         3.28       3.20
     19         3.30       3.21

     20         3.31       3.22
     21         3.33       3.24
     22         3.35       3.25
     23         3.36       3.26
     24         3.38       3.28

     25         3.40       3.30
     26         3.42       3.31
     27         3.45       3.33
     28         3.47       3.35
     29         3.49       3.37

     30         3.52       3.39
     31         3.54       3.41
     32         3.57       3.43
     33         3.60       3.45
     34         3.63       3.47

     35         3.66       3.50
     36         3.69       3.52
     37         3.72       3.55
     38         3.76       3.58
     39         3.80       3.61

     40         3.84       3.64
     41         3.88       3.67
     42         3.92       3.70
     43         3.97       3.74
     44         4.01       3.78

---------------------------------

---------------------------------
  AGE
  LAST
BIRTHDAY       Male        Female
---------------------------------
    45         $4.06        $3.82
    46          4.12         3.86
    47          4.17         3.90
    48          4.23         3.94
    49          4.28         3.99

    50          4.35         4.04
    51          4.41         4.09
    52          4.48         4.15
    53          4.55         4.21
    54          4.82         4.27

    55          4.70         4.33
    56          4.78         4.40
    57          4.86         4.47
    58          4.95         4.54
    59          5.05         4.62

    60          5.15         4.71
    61          5.25         4.79
    62          5.36         4.89
    63          5.48         4.98
    64          5.60         5.09

    65          5.73         5.20
    66          5.87         5.31
    67          6.01         5.43
    68          6.15         5.56
    69          6.30         5.70

    70          6.46         5.84
    71          6.62         5.99
    72          6.79         6.15
    73          6.96         6.31
    74          7.13         6.49

    75          7.30         6.67
    76          7.48         6.85
    77          7.66         7.04
    78          7.83         7.24
    79          8.00         7.44

    80          8.17         7.64
and over

---------------------------------

Page 22 (VALA-86)

                                   BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and soon. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise;

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. We owe Jane the proceeds if she is living at the Insured's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living we owe the Insured's estate.

Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries. It beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

                                 CONTRACT SUMMARY (Continued from Page 5)
---------------------------------------------------------------------------------------------------------
                                          TABLE OF BASIC AMOUNTS
---------------------------------------------------------------------------------------------------------
When the proceeds arise from the Insured's death:
---------------------------------------------------------------------------------------------------------
And The Contract Is In Force:         Then The Basic Amount Is:              And We Adjust The Basic
                                                                             Amount For:
---------------------------------------------------------------------------------------------------------
and not in default past its days of   the insurance amount (see page 14)     contract debt (see page 18),
grace                                 plus the amount of any extra benefits  plus any charges due in the
                                      arising from the insured's death       days of grace (see page 9).
---------------------------------------------------------------------------------------------------------
as reduced paid-up insurance (see     the amount of reduced                  contract debt.
page 16)                              paid-up insurance (see page 16)
---------------------------------------------------------------------------------------------------------
as extended insurance (see            the amount of term insurance. if the   nothing.
page 16)                              Insured dies in the term (see page
                                      16); otherwise zero
---------------------------------------------------------------------------------------------------------
This Table is a part of the Contract Summary and of the Contract.
---------------------------------------------------------------------------------------------------------


Page 23 (VALA-86)

                               GUIDE TO CONTENTS
                                                                            Page
Contract Summary ..........................................................    5
   Table of Basic Amounts .................................................   23

Contract Data .............................................................    3
  List of Contract Minimums;
  List of Supplementary Benefits, if any;
  Summary of Face Amount; Schedule of
  Premiums; Schedule of Expense Charges
  from Premium Payments; Schedule of
  Monthly Deductions from Contract Fund;
  Schedule of Maximum Surrender Charges;
  List of Subaccounts and Portfolios;
  List of Fixed Account Options; Schedule
  of Initial Allocation of Net Premiums;
  Service Office

Tabular Contract Fund and Tabular
  Cash Values .............................................................    4

General Provisions ........................................................    6
   Definitions; The Contract; Contract
   Modifications; Non-participating; Service
   Office; Ownership and Control;
   Suicide Exclusion; Currency; Misstatement of Age or Sex; Incontestability; Assignment;
   Annual Report; Increase in Face Amount
   at Age 21 for Contracts Issued at Age 14 or Lower; Payment of Death Claim

Basis of Computation ......................................................    7
   Mortality Tables Described; Interest Rate;
   Exclusions; Values after 20 Contract Years;
   Minimum Legal Values

Premium Payment and Reinstatement .........................................    8
   Payment of Premiums; Scheduled Premiums;
   Unscheduled Premiums; Premium Change on
   Contract Change Date(s); Allocations; Default; Grace
   Period; Premium Account; Reinstatement

Changing The Face Amount and
   Partial Withdrawals ....................................................   10
   Face Amount; Increase in Face
   Amount; Decrease in Face Amount;
   Partial Withdrawals

Separate Account ..........................................................   12
   The Separate Account; Subaccounts; The Fund;
   Separate Account Investments; Change in
   Investment Policy; Change of Fund

Fixed Account .............................................................   12
   The Fixed Account;
    Fixed Account Options

Transfers .................................................................   13
   Transfers Among Subaccounts and into the Fixed
   Account; Transfers Among Fixed Account
   Options and into the Subaccounts

Investment Amount and Assumed Rate of Return ..............................   13
 Investment Amount; Assumed Rate of Return;

Insurance Amount ..........................................................   14

Contract Fund .............................................................   14
   Contract Fund Defined; Invested Premium
   Amount; Guaranteed Interest; Excess Interest,
   Cost of Expected Mortality; Charge for
   Extra Rating Class; Charge for Extra
   Benefits; Charges for Administration and Minimum
   Death Benefit Guarantee; Schedule of Other Charges

Table of Adjustment Factors ...............................................   15

Contract Value Options ....................................................   16
 Benefit After the Grace Period; Extended
 Insurance; Reduced Paid-up
 Insurance; Computations; Automatic
 Benefit; Optional Benefit; Cash Value
 Option; Tabular Values

Loans .....................................................................   18
 Loan Requirements; Contract Debt; Loan
 Value; Interest Charge; Fixed Loan Rate Option;
 Variable Loan Rate Option; Repayment; Effect of a Loan; Excess Contract Debt; Postponement of Loan

Settlement Options ........................................................   20
 Payee Defined; Choosing an Option;
 Options Described; Life Income Option;
 Interest Payment Option; Supplemental
 Life Annuity Option;
 First Payment Due Date; Residue Described;
 Withdrawal of Residue; Designating
 Contingent Payee(s);
 Changing Options; Conditions;
 Death of Payee

Automatic Mode of Settlement ..............................................   21
 Applicability; Interest on Proceeds;
 Settlement at Payee's Death;
 Spendthrift and Creditor

Life Income Option Table ..................................................   22

Beneficiary ...............................................................   23

                      Any Supplementary Benefits and a copy
                       of the application follow page 24.

Page 24 (VALA-86)

                                  ENDORSEMENT


                      (Only we can endorse this contract)
















Page 25 (VALA--86)

Modified Premium Variable Life Insurance Policy. Insurance payable only upon death. Scheduled premiums payable throughout Insured's lifetime. Provisions for optional additional premiums. Cash values reflect premium payments, investment results and charges. Guaranteed death benefit if scheduled premiums duly paid and no contract debt or withdrawals. Increase in face amount at attained age 21 if contract issued at age 14 or lower. Non-participating.

VALA--86

Pruco Life Insurance Company                             No. XX XXX XXX

A Supplement to the Life Insurance Application for a variable contract in which JOHN DOE is named as the proposed insured.

-------------------------------------------------------------------------------

I BELIEVE THIS CONTRACT MEETS MY INSURANCE NEEDS AND FINANCIAL
OBJECTIVES. I ACKNOWLEDGE RECEIPT OF A CURRENT PROSPECTUS
FOR THE CONTRACT. I UNDERSTAND THAT THE CONTRACT'S VALUE
AND DEATH BENEFIT MAY VARY DEPENDING ON THE CONTRACT'S
INVESTMENT EXPERIENCE .......................................   YES [X]   NO [ ]

Date                                      Signature of Applicant

Aug. 3, 1987                                     JOHN DOE

PLI 252-88 Ed. 5



----------------------------------------------------===============================================================================
                                                                      Part 1 Application for Life Insurance
                                                                      [ ] The Prudential Insurance Company of America
                                                                      [X] Pruco Life Insurance Company
                                                                       A  Subsidiary of The Prudential Insurance Company of America

                                                                      No.
-----------------------------------------------------------------------------------------------------------------------------------
1a. Proposed Insured's name--first, initial, last (Print)                  1b. Sex  2a. Date of birth  2b. Age  2c. Place of birth
                                                                            M   F      Mo.  Day  Yr.
        JOHN DOE:                                                          [X] [ ]     6     15  50       35        (NAME OF STATE)
-----------------------------------------------------------------------------------------------------------------------------------
3. [ ] Single  [X] Married  [ ] Widowed  [ ] Separated  [ ] Divorced            4. Social Security No.  xxx / xx / xxxx
-----------------------------------------------------------------------------------------------------------------------------------
5a. Occupation(s)  Clerk                                                        5b. Duties  Clerical
-----------------------------------------------------------------------------------------------------------------------------------
6. Address for mail          No.                 Street                   City                 State               Zip
            15 BLANK STREET                                          (NAME OF CITY)       (NAME OF STATE)         XXXXX
-----------------------------------------------------------------------------------------------------------------------------------
7a. Kind of policy    VARIABLE APPRECIABLE LIFE             7b. Initial amount                       8. Accidental death coverage
                      LEVEL DEATH BENEFIT                         $50,000                                 initial amount $
-----------------------------------------------------------------------------------------------------------------------------------
9. Beneficiary: (Include name, age and relationship.)   10. List all life insurance on proposed Insured. Check here if None [ ]
   a. Primary (Class 1):                                    Company          Initial         Yr.         Kind            Medical
      MARY DOE, 35, SPOUSE                                                     amt.        issued   (Indiv., Group)     Yes   No
    ____________________________________________________                                                                [ ]   [ ]
   b. Contingent (Class 2) if any:                          _______________________________________________________________________
      Robert, 10, Son                                                                                                   [ ]   [ ]
                                                            _______________________________________________________________________
                                                                                                                        [ ]   [ ]
                                                            _______________________________________________________________________
                                                                                                                        [ ]   [ ]
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11. Other person(s) proposed for coverage including the Applicant for Applicant's Waiver of Premium benefit (AWP)
                                               Relationship to     Date of birth                            Total life insurance
    Name--first, initial, last          Sex    proposed Insured    Mo.  Day  Yr.    Age   Place of birth      in all companies
a.                                                  Spouse                                                   $
___________________________________________________________________________________________________________________________________
b.                                                                                                           $
___________________________________________________________________________________________________________________________________
c.                                                                                                           $
___________________________________________________________________________________________________________________________________
d.                                                                                                           $
___________________________________________________________________________________________________________________________________
e.                                                                                                           $
___________________________________________________________________________________________________________________________________
f.                                                                                                           $
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12. Supplementary benefits and riders: a. For proposed Insured     b. For spouse, children, Applicant for AWP
    Type and duration of benefit          Amount                      Type and duration of benefit                Amount
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
                                       $                                                                       $
___________________________________________________________________________________________________________________________________
[ ] Option to Purchase Additional Ins. $                            [ ] Applicant's Waiver of Premium benefit
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13. State any special request.


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14. Has any person named in 1a or 11, within the last 12 months:                                                        Yes   No
    a. been treated by a doctor for or had a known heart attack, stroke or cancer (including melanoma)
       other than of the skin? .......................................................................................  [ ]   [X]
    b. had an electrocardiogram for any physical complaint, or taken medication for high blood pressure? .............  [ ]   [X]
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15. Premiums payable  [X] Ann.  [ ] Semi-Ann.  [ ] Quar.  [ ] Mon.  [ ] Pay. Budg.  [ ] Pru-Matic  [ ] Gov't. Allot.
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16. Amount paid $468.00   [ ] None (Must be "None" if either 14a or b is answered "Yes".)
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17. Is a medical examination to be made on:                                                                             Yes   No
    a. the proposed Insured?..........................................................................................  [ ]   [X]
    b. spouse (if proposed for coverage)? ............................................................................  [ ]   [X]
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18. If 17a or b is "Yes", is it agreed that no insurance will take effect on anyone proposed for coverage until         Yes   No
    the person(s) indicated in 17 have been examined, even if 16 shows that an amount has been paid? .................  [ ]   [ ]
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 ORD 84376-86                                    Page 1 (Continued on page 2)


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                                     II-118

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
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Continuation of Part 1 of Application
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19. Will this insurance replace or change any existing insurance or annuity in any company on any person named             Yes  No
    in 1a or 11? If "Yes", give their names, name of company, plan, amount, policy numbers and enclose any                 [ ]  [X]
    required state replacement form(s).
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20. Is anyone applying for, or trying to reinstate, life or health insurance on any person named in 1a or 11               Yes  No
    in this or any company? If "Yes", give amount, details and company.                                                    [ ]  [X]
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21. Does any person named in 1a or 11 plan to live or travel outside the United States and Canada within the               Yes  No
    next 12 months? If "Yes", give country(ies), purpose and duration of trip.                                             [ ]  [X]
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22. Has any person named in 1a or 11 operated or had any duties aboard an aircraft, glider, balloon, or like               Yes  No
    device, within the last 2 years, or does any such person have any plans to do so in the future? If "Yes",              [ ]  [X]
    complete Aviation Questionnaire.
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23. Has any person named in 1a or 11 engaged in hazardous sports such as: auto, motorcycle or power boat                   Yes  No
    sports; bobsledding; scuba or skin diving; mountain climbing; parachuting or sky diving; snowmobile                    [ ]  [X]
    racing or any other hazardous sport or hobby within the last 2 years or does any such person plan to do so in the future? If "Yes", complete Avocation Questionnaire.
-----------------------------------------------------------------------------------------------------------------------------------
24. Has any person (age 15 or over) named in 1a or 11 in the last 3 years:                                                 Yes  No
    a. had a driver's license denied, suspended or revoked? .............................................................. [ ]  [X]
    b. been convicted of three or more moving violations of any motor vehicle law or of driving while under the influence of alcohol or drugs? .......................................................................... [ ]  [X]
    c. been involved as a driver in 2 or more auto accidents? ............................................................ [ ]  [X]
       If "Yes", give name, diver's license number and state of issue, type of violation and reason for license denial, suspension or revocation.



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25. a. Has the proposed insured smoked cigarettes within the past twelve months? ................................   Yes [ ]  No [ ]
    b. Has the spouse (if proposed for coverage) smoked cigarettes within the past twelve months? ...............   Yes [ ]  No [ ]
    c. If the proposed insured or spouse has ever smoked cigarettes, cigars or a pipe, show date(s) last smoked:
                           Cigarettes                Cigars                  Pipe
       Proposed Insured    Mo.______ Yr. ______      Mo.______ Yr. ______    Mo.______ Yr. ______
       Spouse              Mo.______ Yr. ______      Mo.______ Yr. ______    Mo.______ Yr. ______
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26. CHANGES MADE BY THE COMPANY. (Not applicable in West Virginia)



-----------------------------------------------------------------------------------------------------------------------------------
To the best of the knowledge and belief of those who sign below, the statements in this application are complete and true. It is understood that, if any of the above statements (for example, the smoking data) is a material misrepresentation, coverage could be invalidated as a result. The beneficiary named in the appliacation is for insurance payable upon death of (1) the Insured, and (2)
an insured child after the death of the Insured if there is no insured spouse.

When the Company gives a Limited Insurance Agreement form, ORD 84376A-86, of the same date as this Part 1, coverage will start as shown in that form. Otherwise, no coverage will start unless: (1) a contract is issued, (2) it is accepted, and (3) the full first premium is paid while all persons to be covered are living and their health remains as stated in Parts 1 and 2. If all these take place, coverage will start on the contract date. If the Company makes a change as indicated in 26 it will be approved by acceptance of the contract. But where the law requires written consent for any change in the application, such change can be made only if those who sign this form approve the change in writing. No agent can make or change a contract, or waive any of the Company's rights or needs.

OWNERSHIP: Unless otherwise asked for above, the owner of the contract will be (1) the applicant if other than the proposed Insured, otherwise (2) the proposed Insured. But this is subject to any automatic transfer of ownership stated in the contract.

                                                                                  JOHN DOE
                                                             -----------------------------------------------------------------------
                                                             Signature of Proposed Insured (If age 8 or over)


                                                             -----------------------------------------------------------------------
Dated at (Name of City & State)  on  Aug. 25, 1986           Signature of Applicant (If other than proposed Insured--
---------------------------------------------------          If applicant is a firm or corporation, show that company's name)
                  City/State

Witness          JOHN ROE                                     By
---------------------------------------------------          ----------------------------------------------------------------------
(Licensed agent must witness where required by law)          (Signature and title of officer signing for that company)

 ORD 84376-86                                             Page 2


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